                                                                       EXHIBIT 2

                                         For More Information:
                                         Tiffany O'Brien,
                                         pcOrder.com
                                         512.684.1171
                                         tiffany.obrien@pcorder.com



FOR IMMEDIATE RELEASE


                  PCORDER.COM ANNOUNCES THIRD QUARTER RESULTS


AUSTIN, Texas, October 25, 2000 - pcOrder.com, Inc. (Nasdaq: PCOR) today announced financial results for the quarter and nine months ended September 30, 2000. pcOrder announced under a separate press release that Trilogy Software, Inc. and pcOrder have entered into a definitive agreement under which Trilogy will commence a cash tender offer to acquire all of pcOrder's outstanding Class A Common Stock.

pcOrder reported third quarter revenues of $13.4 million, representing 3 percent growth when compared to revenues for the same period last year and a 13 percent decline from the prior quarter. Software and subscriptions revenues totaled $6.9 million and content and services revenues totaled $6.5 million for the quarter. Approximately $1.4 million of the software and subscriptions revenues came from non-recurring license and subscription revenues, primarily related to contracts terminated during the quarter. In addition, approximately $1.2 million of the content and services revenues came from non-recurring consulting services rendered to its affiliate, Trilogy.

pcOrder reported a net loss of $0.2 million or $0.01 per share for the third quarter compared with a net loss of $0.7 million or $0.05 per share for the same period in 1999. Excluding the non-recurring software and services revenues recorded during the quarter, the Company's net loss would have totaled approximately $2.8 million or $0.17 per share for the quarter. Fourth quarter revenues are expected to decline below $10 million.

For the nine months ended September 30, 2000, revenues totaled $44.1 million versus $29.6 million for the same period last year. pcOrder also reported a net loss of $4.8 million or $0.29 per share for the nine months ended September 30, 2000. This compares with a net loss of $6.5 million or $0.43 per share for the same period in 1999.

pcOrder security holders and any potential investors in pcOrder stock are advised to carefully read the tender offer/going private statement on Schedule TO, the solicitation/recommendation statement on Schedule 14D-9 and any other documents pcOrder or Trilogy files with the Securities and Exchange Commission in connection with the proposed tender offer or merger when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when available) and other documents filed by pcOrder or Trilogy at the SEC's website at www.sec.gov. These documents (when available) may also be obtained for free by contacting Tiffany O'Brien at pcOrder (512.684.1171) or Jeanne McNeil at Trilogy (512.794.5900).

There will not be a quarterly earnings call following this press release.

Forward Looking Statements

Portions of this press release contain "forward-looking" statements, including statements regarding future events, results or performance. Actual results may differ materially from any forward-looking statements made in this press release. Such statements involve risks and uncertainties such as the potential reduction in demand for pcOrder's products and services from current or prospective customers, the potential introduction and market acceptance of competitive offerings, the potential delays and difficulties in the deployment of products and services and the potential failure of pcOrder's customers to realize the expected benefits from their relationship with pcOrder. pcOrder's business, financial condition and results of operations are subject to other risks and uncertainties described in pcOrder's filings with the Securities and Exchange Commission. All forward-looking statements included in this earnings release speak as of today's date, and pcOrder assumes no obligation to update any forward-looking statements.

                               pcOrder.com, Inc.
                            Statements of Operations
                     (In thousands, except per share data)
                                  (Unaudited)


                                                                 Quarter Ended                         Nine Months Ended
                                                                 September 30,                           September 30,
                                                         ----------------------------            ----------------------------
                                                                2000             1999                   2000             1999
                                                         -----------      -----------            -----------      -----------

Revenues:
  Software and subscriptions                                 $ 6,912          $ 6,257                $20,975          $14,489
  Content and services                                         6,540            6,800                 23,161           15,136
                                                         -----------      -----------            -----------      -----------
     Total revenues                                           13,452           13,057                 44,136           29,625

Cost of revenues:
  Software and subscriptions                                   1,198            1,387                  3,877            3,710
  Content and services                                         5,953            5,066                 20,640           11,166
                                                         -----------      -----------            -----------      -----------
     Total cost of revenues                                    7,151            6,453                 24,517           14,876

Gross profit
  Software and subscriptions                                   5,714            4,870                 17,098           10,779
  Content and services                                           587            1,734                  2,521            3,970
                                                         -----------      -----------            -----------      -----------
     Total gross profit                                        6,301            6,604                 19,619           14,749

Operating expenses:
  Research and development                                     3,754            1,959                 11,430            4,727
  Selling and marketing                                        1,967            4,388                  9,342           13,086
  General and administrative                                   1,839            1,503                  6,620            4,306
  Amortization of deferred stock compensation                    174              259                    645              953
                                                         -----------      -----------            -----------      -----------
     Total operating expenses                                  7,734            8,109                 28,037           23,072

Operating loss                                                (1,433)          (1,505)                (8,418)          (8,323)

Interest income                                                1,187              764                  3,613            1,605
                                                         -----------      -----------            -----------      -----------

Loss before income taxes                                        (246)            (741)                (4,805)          (6,718)

Income tax benefit                                                 -                -                      -             (243)
                                                         -----------      -----------            -----------      -----------

Net loss                                                     $  (246)         $  (741)               $(4,805)         $(6,475)
                                                         ===========      ===========            ===========      ===========

Basic and diluted net loss per share                          $(0.01)          $(0.05)                $(0.29)          $(0.43)
                                                         ===========      ===========            ===========      ===========

Weighted average shares outstanding                           16,714           15,602                 16,735           15,019
                                                         ===========      ===========            ===========      ===========

                               pcOrder.com, Inc.
                                 Balance Sheets
                                 (In thousands)


                                                                     September 30,    December 31,
                                                                         2000             1999
                                                                     -------------    ------------
                                                                      (Unaudited)
ASSETS

Current assets:
    Cash and cash equivalents                                             $ 69,135        $ 54,113
    Short-term investments                                                   8,852          27,364
    Accounts receivable, net                                                 7,193          16,427
    Prepaid expenses and other assets                                        1,561           1,030
                                                                     -------------    ------------
      Total current assets                                                  86,741          98,934

    Property and equipment, net                                              2,870           3,592
    Other assets                                                             3,218           3,212
                                                                     -------------    ------------
        Total assets                                                      $ 92,829        $105,738
                                                                     =============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                       $  1,180        $  1,508
   Accrued liabilities                                                       4,091           8,814
   Payable to Trilogy, net                                                   5,322           4,119
   Deferred revenue                                                         21,555          28,686
                                                                     -------------    ------------
     Total current liabilities                                              32,148          43,127

   Deferred revenue                                                          6,272           2,694

   Stockholders' equity
     Common stock                                                              169             166
     Treasury stock                                                         (2,293)              -
     Additional paid-in capital                                             81,293          80,401
     Deferred stock compensation                                              (653)         (1,350)
     Unrealized loss on investments                                             (3)             (1)
     Accumulated deficit                                                   (24,104)        (19,299)
                                                                     -------------    ------------
       Total stockholders' equity                                           54,409          59,917
                                                                     -------------    ------------
        Total liabilities and stockholders' equity                        $ 92,829        $105,738
                                                                     =============    ============



pcOrder.com and pcOrder are registered trademarks of pcOrder.com, Inc. Product and company names mentioned herein maybe be trademarks and/or registered trademarks of their respective companies.


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